[KPMG letterhead]






The Directors
HSBC Holdings plc
8 Canada Square
London
E14 5HQ
United Kingdom


30 September 2003


Dear Sirs

Form S-8

We hereby consent to the use of our audit report dated 3 March 2003 on the consolidated financial statements of HSBC Holdings plc as at 31 December 2002 and for each of the years in the three-year period ended 31 December 2002 in this Registration Statement.

Yours faithfully




KPMG Audit Plc